Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208 and 333-216166, 333-227525 and 333-233137 on Form S-8 and Registration Nos. 333-226341 and 333-228581 on Form S-3 of our reports dated March 13, 2020, relating to the financial statements of EyePoint Pharmaceuticals, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting principle and going concern), and the effectiveness of Eyepoint Pharmaceutical Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 13, 2020